Exhibit 99.1

NEWS RELEASE DATED 10-29-2002

For Additional Information, Contact Robert O. Bratton, Chief Financial Officer (704) 688-4473 or Jan H. Hollar, Director of Finance (704) 688-4467

FOR IMMEDIATE RELEASE
October 29, 2002

First Charter Announces 10% Increase in EPS

Charlotte, North Carolina – First Charter Corporation (NASDAQ: FCTR) reported today third quarter diluted earnings per share of $0.33, a 10% increase from diluted earnings per share of $0.30 in the third quarter of 2001. Earnings for the third quarter of 2002 amounted to $10.2 million compared to $9.5 million in the third quarter of 2001, an increase of 7% or $0.7 million.

For the nine month period ended September 30, 2002, First Charter reported diluted earnings per share of $0.93, an 8% increase from diluted earnings per share of $0.86 for the same 2001 period. Earnings for the nine months ended September 30, 2002 amounted to $28.7 million compared to $27.2 million for the same 2001 period, an increase of 6% or $1.5 million.

“First Charter is pleased to report increased earnings for the third quarter of 2002” commented President and Chief Executive Officer Lawrence M. Kimbrough. “We realized strong growth in consumer lending, while controlling noninterest expense. The $0.33 diluted earnings per share achieved in the third quarter exemplifies our continued focus on exceptional customer service and our drive to understand the individual needs of our clients.”

Net Interest Income

Third Quarter

Net interest income increased to $29.0 million compared to $26.8 million for the same period in 2001, an 8% increase. Net interest income increased primarily due to an increase in average earning assets, which was partially offset by a decrease in the net interest margin. The net interest margin decreased to 3.54% in the third quarter of 2002 from 3.68% for the same period in 2001. This decrease was driven by the 475 basis point reduction in the prime rate during 2001 that significantly reduced the net interest margin due to the asset sensitive nature of the balance sheet. In addition, assets added to the balance sheet during 2002 have been added at rates below the weighted average yield of assets previously on the balance sheet.

Year-to-Date

Net interest income increased $6.6 million or 8% to $85.1 million for the nine months ended September 30, 2002 compared to the same 2001 period. Net interest income increased primarily due to an increase in average earning assets, which was partially offset by a decrease in the net interest margin. The net interest margin for the nine months ended September 30, 2002 decreased to 3.60% from 3.76% for the same period in 2001. As noted above, the asset sensitive nature of the balance sheet has led to this decrease. In addition, assets added to the balance sheet during 2002 have been added at rates below the weighted average yield of assets previously on the balance sheet.

Noninterest Income

Third Quarter

Noninterest income decreased to $8.7 million compared to $10.4 million for the same period in 2001. The decrease was primarily due to net losses from equity method investments of $2.5 million. First Charter’s equity method investments represent investments in venture capital limited partnerships, and gains or losses are recognized based upon changes in its share of the fair market value of the limited partnership’s investee companies. Lower trading gains and decreased mortgage fee income also contributed to a reduction in noninterest income. While First Charter has experienced record mortgage loan volume during 2002, a portion of mortgage loans originated have been retained by the bank to replace normal amortization and run-off due to refinancings. By placing these mortgage loans on the balance sheet, the mortgage fee income is recognized over the life of the loan versus at the time of sale as in prior periods.

Comparing the third quarter of 2002 to the third quarter of 2001, First Charter experienced a 12% increase in service charge income, a 34% increase in brokerage income, an 18% increase in insurance services income and a 71% increase in gains on sale of securities which partially offset the net losses from equity method investments.

Year-to-Date

Noninterest income increased 14% to $31.4 million compared to $27.6 million for the same period in 2001. The increase includes a $1.0 million gain on sale of excess bank property. Excluding the $1.0 million gain on sale of excess bank property, noninterest income increased 10% to $30.4 million. The primary drivers of this increase were gains from the repositioning of the equity and fixed income securities available for sale portfolio (as described below), a 35% increase in service charges on deposit accounts, a 22% increase in brokerage income, and a 14% increase in insurance services income. Net losses from equity method investments (as described below) and decreased mortgage fee income offset a portion of these increases.

During 2002, a portion of the fixed income securities available for sale portfolio was repositioned to reduce interest rate risk. Approximately $248.8 million of securities with longer maturities were sold and replaced with securities having shorter maturities. In addition, the equity securities portfolio was reduced in order to focus First Charter’s efforts on other activities that could result in greater returns. Combined, these transactions resulted in gains of approximately $4.0 million. As part of the active management of the fixed income securities available for sale portfolio, callable securities which appear to be on the verge of being called at par are sold in order to realize their gain in value. Gains from these activities for the nine months ended September 30, 2002 amounted to $1.2 million.

Net losses from equity method investments of $5.5 million offset a portion of the increase in noninterest income. First Charter’s equity method investments represent investments in venture capital limited partnerships, and gains or losses are recognized based upon changes in its share of the fair market value of the limited partnership’s investee companies. At September 30, 2002, the total book value in equity method investments was $3.8 million and the remaining commitment to fund equity method investments was $1.6 million. Due to the nature of these investments, further volatility may occur.

Noninterest Expense

Third Quarter

First Charter is focused on expense control. Noninterest expense remained essentially unchanged, totaling $22.0 million compared to $21.9 million for the same 2001 period. Collectively, the positive and negative variances offset each other. The positive variances were reduced postage, supplies, professional services, telephone and other noninterest expense. Factors contributing to the negative variance were the costs associated with additional personnel and incentive compensation based on increases in certain noninterest income categories under established sales incentive plans. In addition, the third quarter of 2002 reflects the depreciation and data processing costs associated with the implementation of a new operating system placed into service during the fourth quarter of 2001.

Year-to-Date

Noninterest expense totaled $70.9 million compared to $62.8 million a year ago. The major contributing factors to this increase were the costs associated with additional personnel, increased incentive compensation based on increases in certain noninterest income categories under established sales incentive plans and increased occupancy and equipment depreciation expense associated with putting the First Charter Center into service in April of 2001. In addition, 2002 results reflect the depreciation and data processing costs associated with the implementation of a new operating system placed into service during the fourth quarter of 2001.

The efficiency ratio increased to 63.47% compared to 59.14% for the nine months ended September 30, 2001. A significant portion of the increase in the efficiency ratio relates to the $5.5 million in net losses from equity method investments recognized during 2002.

Income Tax Expense

Total income tax expense for the third quarter of 2002 amounted to $3.8 million compared to $4.5 million for the same period in 2001, while income tax expense for the nine months ended September 30, 2002 amounted to $10.8 million compared to $12.9 million for same 2001 period. In the normal course of business, First Charter evaluates and implements tax-planning strategies. As a result of these strategies, the effective tax rate for the third quarter of 2002 and the nine months ended September 30, 2002 decreased to 27.3% compared to 32.2% for the three and nine months ended September 30, 2001.

Balance Sheet

Total assets at September 30, 2002 amounted to $3.7 billion as compared to $3.33 billion at December 31, 2001 and $3.35 billion at September 30, 2001, respectively. Net loans at September 30, 2002 amounted to $2.21 billion as compared to $1.93 billion at December 31, 2001 and $1.96 billion at September 30, 2001, respectively. Year-to-date net loan growth was approximately 15%. While commercial loans accounted for 24% of the loan growth, 1-4 family mortgages accounted for approximately 43% of the loan growth, and direct marketing efforts to attract home equity lines of credit and other secured retail credit accounted for the remaining 33% of the growth.

The securities available for sale portfolio was $1.21 billion at September 30, 2002 as compared to $1.08 billion at December 31, 2001 and $1.1 billion at September 30, 2001, respectively. Approximately $249 million in securities were sold to reduce interest rate risk during 2002. Net additions to the portfolio have been in the one-to-five year average life range. Combined, these activities have shortened the average life of the portfolio from 4.77 years at December 31, 2001 to 2.07 years at September 30, 2002. Concurrently, the weighted average yield has declined to 5.27% at September 30, 2002 compared to 6.23% at December 31, 2001.

Total deposits at September 30, 2002 amounted to $2.31 billion compared to $2.16 billion at both December 31, 2001 and September 30, 2001. Deposit growth has occurred across every major deposit category. The increase in deposits reflects the continued efforts to broaden existing customer relationships and to develop new ones.

Other borrowings increased to $1.0 billion at September 30, 2002 compared to $808.5 million at December 31, 2001, and $806.1 million at September 30, 2001, respectively. The increase was primarily due to increases in Federal Home Loan Bank borrowings, which were at rates better than comparable retail funding rates. The proceeds of these borrowings were principally used to fund loan growth and security purchases.

First Charter intends to leverage its capital through growth of the balance sheet and share repurchases. Shareholders’ equity at September 30, 2002 decreased slightly to $324.2 million versus $327.6 million at September 30, 2001 as a result of the continuation of the share repurchase program. As of September 30, 2002, 698,600 shares had been repurchased and retired under the January 24, 2002 authorization. At September 30, 2002 the book value per share was $10.76 and the equity-to-asset ratio was 8.76%. Based on the $16.57 closing price of First Charter Corporation common stock at September 30, 2002, the Corporation had a market capitalization of $499.4 million.

Asset Quality

Provision for Loan Losses

The provision for loan losses for the three months ended September 30, 2002 amounted to $1.8 million compared to $2.2 million for the three months ended June 30, 2002 and $1.3 million for the three months ended September 30, 2001. The decrease in the provision for loan losses compared to the three months ended June 30, 2002 was due to lower levels of nonaccrual loans (as described below) as well as an increase in 1-4 family mortgages and home equity lines of credit. Growth in 1-4 family mortgages and home equity lines of credit accounted for 65% of the loan growth for the three months ended September 30, 2002. This type of secured lending generally carries lower credit risk and thus lower allocations in our allowance for loan losses model. Compared to the three months ended September 30, 2001, the increase in the provision for loan losses during the three months ended September 30, 2002 was due to increased loan growth and slightly higher net charge-offs.

The provision for loan losses for the nine months ended September 30, 2002 amounted to $6.1 million compared to $3.3 million a year ago. This increase in the provision for loan losses was due to increased net charge-offs, higher levels of nonaccrual loans and increased net loan growth.

Net Charge-Offs

Net charge-offs for the three months ended September 30, 2002 decreased to $1.2 million compared to $1.6 million for three months ended June 30, 2002 and remained essentially unchanged compared to the three months ended September 30, 2001. The decrease in net charge-offs compared to the three months ended June 30, 2002 was due to decreases in commercial loan charge-offs as well as a $0.2 million recovery related to a commercial loan previously charged-off during 2001. In addition, the allowance for loan losses was reduced by $0.3 million due to the sale of $3.1 million of residential nonaccrual loans during the third quarter of 2002.

Net charge-offs for the nine months ended September 30, 2002 increased to $4.2 million from $3.1 million during the comparable prior year period. The increase in net charge-offs was due to increases in commercial loan charge-offs during 2002. Partially offsetting these increases in net charge-offs was a $0.2 million recovery (as described above).

Net loan charge-offs as a percentage of average gross loans decreased significantly to 0.22% annualized for the three months ended September 30, 2002 compared to 0.31% annualized for the three months ended June 30, 2002 and 0.33% for the year ended December 31, 2001. Net loan charge-offs as a percentage of average gross loans remained essentially unchanged at 0.22% annualized for the three months ended September 30, 2002 compared to 0.23% annualized for the three months ended September 30, 2001.

Nonperforming Assets

Nonaccrual loans at September 30, 2002 decreased to $24.4 million from $30.7 million at June 30, 2002. The decrease in nonaccrual loans was primarily due to the sale of $3.1 million of residential nonaccrual loans during the third quarter of 2002, the transfer of one large commercial relationship totaling approximately $1.3 million from nonaccrual status to other real estate, and net repayments of approximately $1.9 million. Other real estate, received through loan foreclosure, increased to $9.7 million from $8.4 million at June 30, 2002 primarily due to the aforementioned foreclosure on one large commercial property during the third quarter of 2002. This increase was partially offset by the sale of $0.2 million of residential other real estate during the third quarter of 2002. Total nonperforming assets and loans 90 days or more past due and still accruing decreased to $34.1 million at September 30, 2002 compared to $39.0 million at June 30, 2002. As a percentage of total assets, nonperforming assets decreased to 0.92% at September 30, 2002 compared to 1.12% at June 30, 2002.

Compared to December 31, 2001, nonaccrual loans at September 30, 2002 were up $0.6 million. The increase in nonaccrual loans during the first nine months of 2002 was primarily due to the addition of several large commercial loans totaling approximately $11.0 million to nonaccrual status. This increase was partially offset by the sale of $3.1 million of residential nonaccrual loans during the third quarter of 2002 and net repayments of approximately $7.3 million. During the nine months ended September 30, 2002, other real estate, received through loan foreclosure, increased to $9.7 million from $8.0 million at December 31, 2001. The increase in other real estate was primarily due to the foreclosure on one large commercial property during the third quarter of 2002. This increase was partially offset by the sale of $0.2 million of other real estate during the third quarter of 2002. Total nonperforming assets and loans

90 days or more past due and still accruing at September 30, 2002, increased $2.1 million over December 31, 2001. As a percentage of total assets, nonperforming assets decreased to 0.92% at September 30, 2002 compared to 0.96% at December 31, 2001.

Nonaccrual loans at September 30, 2002 decreased $2.1 million from September 30, 2001. The decrease in nonaccrual loans was primarily due to the sale of $3.1 million of residential nonaccrual loans during the third quarter of 2002, the transfer of two large commercial relationships totaling $7.7 million from nonaccrual status to other real estate, and net repayments of approximately $5.1 million. This decrease was partially offset by the addition of approximately $13.8 million of real estate and commercial relationships to nonaccrual status. Other real estate, received through loan foreclosure, increased to $9.7 million from $3.1 million at September 30, 2002 primarily due to the aforementioned foreclosures on two large commercial properties. Total nonperforming assets and loans 90 days or more past due and still accruing at September 30, 2002, increased $4.4 million compared to September 30, 2001. As a percentage of total assets, nonperforming assets increased to 0.92% at September 30, 2002 compared to 0.88% at September 30, 2001.

Allowance for Loan Losses

The allowance for loan losses as a percentage of total loans decreased to 1.22% at September 30, 2002 compared to 1.28% at June 30, 2002, 1.32% at December 31, 2001 and 1.42% at September 30, 2001. First Charter monitors the adequacy of the allowance for loan losses to cover inherent losses in the loan portfolio through the use of a loan loss migration model. The decrease in the allowance for loan losses as a percentage of total loans since June 30, 2002 is primarily due to lower levels of nonaccrual loans (as described above) as well as an increase in 1-4 family mortgages and home equity lines of credit. Growth in 1-4 family mortgages and home equity lines of credit account for 65% of the loan growth for the three months ended September 30, 2002. This type of secured lending generally carries lower credit risk and thus requires lower allocations in our allowance model. In addition, the allowance for loan losses was reduced by $0.3 million due to the sale of $3.1 million of residential nonaccrual loans during the third quarter of 2002.

The decrease in the allowance for loan losses as a percentage of total loans at September 30, 2002 when compared to December 31, 2001 and September 30, 2001, is primarily due to an increase in 1-4 family mortgages and home equity lines of credit which require lower allocations in our allowance model (as described above). Growth in 1-4 family mortgages and home equity lines of credit account for 67% of the loan growth for the nine months ended September 30, 2002 and 77% of the loan growth compared to September 30, 2001. In addition, the allowance for loan losses was reduced by $0.3 million related to the sale of certain nonaccrual loans (as described above).

Conference Call

First Charter executive management will be available via telephone conference to discuss the contents of this press release as well as to present growth and earnings estimates for the fourth quarter of 2002 on Wednesday, October 30, 2002 at 1:00 p.m. The following table outlines access information for the conference call and audio replay:

	US/Canada Participants	International Participants

Live Conference Call	800-379-3953	706-679-5254
	ID # 5873316	ID # 5873316

Internet Live and Replay	www.FirstCharter.com	www.FirstCharter.com
	“Investor Relations” section	“Investor Relations” section

Audio Replay	800-642-1687	706-645-9291
	ID # 5873316	ID # 5873316

Corporate Profile

First Charter Corporation is a regional financial services company with assets of $3.7 billion and is the holding company for First Charter Bank. First Charter operates 52 financial centers, five insurance offices and 93 ATMs located in 17 counties throughout the western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements

This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected business increases in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the company does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the company is engaged; and (9) decisions to change the business mix of the company. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

(Selected financial information is attached)

First Charter Corporation and Subsidiaries	(NASDAQ:	FCTR)
Quarterly Earnings Release

	For the Three Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	9/30/2002	9/30/2001	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$50,218	$55,115	$(4,897)	(8.9)%
Interest expense	20,817	27,826	(7,009)	(25.2)

Net interest income — taxable equivalent	29,401	27,289	2,112	7.7
Less: Taxable equivalent adjustment	436	466	(30)	(6.4)

Net interest income	28,965	26,823	2,142	8.0
Provision for loan losses	1,750	1,325	425	32.1

Net interest income after provision for loan losses	27,215	25,498	1,717	6.7
Noninterest income	8,730	10,356	(1,626)	(15.7)
Noninterest expense	21,979	21,892	87	0.4

Income before income taxes	13,966	13,962	4	0.0
Income taxes	3,813	4,502	(689)	(15.3)

Net income	$10,153	$9,460	$693	7.3%

EARNINGS PER SHARE DATA
Basic	$0.33	$0.30	$0.03	10.0%
Diluted	0.33	0.30	0.03	10.0
Weighted average shares — basic	30,379,838	31,314,550
Weighted average shares — diluted	30,506,426	31,545,721
Dividends paid on common shares	$0.185	$0.180	$0.01	5.6%

PERFORMANCE RATIOS
Return on average assets	1.12%	1.18%
Return on average equity	12.09	11.72
Efficiency — taxable equivalent (*)	59.86	59.46

	For the Three Months Ended

	9/30/2002	9/30/2001

SCHEDULE OF OTHER ITEMS INCLUDED IN EARNINGS
Noninterest income
Equity portfolio repositioning gains	$509	$—
Equity method income (loss)	(2,525)	73
Gain on sale of properties	—	129
Noninterest expense
Amortization of intangibles	(327)	(472)

Total other items	$(2,343)	$(270)

Other items, net of tax	$(1,703)	$(183)

Notes:	Applicable ratios are annualized.
* — Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ:	FCTR)
Quarterly Earnings Release

	For the Nine Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	9/30/2002	9/30/2001	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$149,590	$165,552	$(15,962)	(9.6)%
Interest expense	63,132	85,560	(22,428)	(26.2)

Net interest income — taxable equivalent	86,458	79,992	6,466	8.1
Less: Taxable equivalent adjustment	1,335	1,442	(107)	(7.4)

Net interest income	85,123	78,550	6,573	8.4
Provision for loan losses	6,095	3,265	2,830	86.7

Net interest income after provision for loan losses	79,028	75,285	3,743	5.0
Noninterest income	31,352	27,590	3,762	13.6
Noninterest expense	70,857	62,813	8,044	12.8

Income before income taxes	39,523	40,062	(539)	(1.3)
Income taxes	10,790	12,887	(2,097)	(16.3)

Net income	$28,733	$27,175	$1,558	5.7%

EARNINGS PER SHARE DATA
Basic	$0.94	$0.86	$0.08	9.3%
Diluted	0.93	0.86	0.07	8.1
Weighted average shares — basic	30,667,773	31,575,452
Weighted average shares — diluted	30,864,476	31,760,942
Dividends paid on common shares	$0.545	$0.540	$0.01	1.9%

PERFORMANCE RATIOS
Return on average assets	1.10%	1.19%
Return on average equity	11.78	11.43
Efficiency — taxable equivalent (*)	63.47	59.14

	For the Nine Months Ended

	9/30/2002	9/30/2001

SCHEDULE OF OTHER ITEMS INCLUDED IN EARNINGS
Noninterest income
Equity portfolio repositioning gains	$1,779	$—
Fixed income portfolio repositioning gains	2,265	—
Equity investment write down	(20)	(144)
Equity method income (loss)	(5,461)	82
Gain on sale of properties	1,013	129
Noninterest expense
Amortization of intangibles	(994)	(1,409)

Total other items	$(1,418)	$(1,342)

Other items, net of tax	$(1,031)	$(912)

Notes:	Applicable ratios are annualized.
* — Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ:	FCTR)
Quarterly Earnings Release

	As of / For the Nine Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	9/30/2002	9/30/2001	Amount	Percentage

BALANCE SHEET
ASSETS:
Cash and due from banks	$85,811	$79,288	$6,523	8.2%
Federal funds sold	3,570	—	3,570	N/A
Interest earning bank deposits	9,849	3,194	6,655	208.4
Securities available for sale	1,212,742	1,133,333	79,409	7.0
Loans
Commercial	1,167,866	1,137,570	30,296	2.7
Real estate	624,605	511,357	113,248	22.1
Home equity	296,073	212,763	83,310	39.2
Installment	153,351	125,707	27,644	22.0

Total loans	2,241,895	1,987,397	254,498	12.8
Less: Unearned income	(225)	(227)	2	(0.9)
Allowance for loan losses	(27,411)	(28,221)	810	(2.9)

Loans, net	2,214,259	1,958,949	255,310	13.0

Other assets	173,983	174,106	(123)	(0.1)

Total assets	$3,700,214	$3,348,870	$351,344	10.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$302,584	$262,331	$40,253	15.3%
Interest checking and savings	407,019	370,120	36,899	10.0
Money market deposits	299,456	274,697	24,759	9.0
Time deposits	1,304,729	1,256,651	48,078	3.8

Total deposits	2,313,788	2,163,799	149,989	6.9
Other borrowings	1,004,836	806,141	198,695	24.6
Other liabilities	57,355	51,357	5,998	11.7

Total liabilities	3,375,979	3,021,297	354,682	11.7

Total shareholders’ equity	324,235	327,573	(3,338)	(1.0)

Total liabilities and shareholders’ equity	$3,700,214	$3,348,870	$351,344	10.5%

SELECTED AVERAGE BALANCES
Loans	$2,078,937	$1,994,709	$84,228	4.2%
Securities	1,120,581	835,458	285,123	34.1
Interest earning assets	3,209,160	2,839,531	369,629	13.0
Assets	3,486,391	3,057,129	429,262	14.0
Deposits	2,231,470	2,057,337	174,133	8.5
Interest bearing liabilities	2,843,817	2,446,528	397,289	16.2
Shareholders’ equity	326,026	317,790	8,236	2.6

	As of / For the Quarter Ended

	9/30/2002	6/30/2002	3/31/2002	12/31/2001	9/30/2001

MISCELLANEOUS INFORMATION
Common stock prices (daily close)
High	$17.9900	$20.5700	$19.4500	$18.4900	$18.4500
Low	15.3300	17.3000	16.7500	15.8500	15.4600
End of period	16.5700	18.0800	18.6700	16.9100	16.3500
Book Value	10.76	10.51	9.86	10.06	10.49
Market Capitalization	499,413,073	557,404,502	575,138,200	519,856,216	510,503,408
Weighted average shares — basic	30,379,838	30,829,356	30,798,728	31,197,190	31,314,550
Weighted average shares — diluted	30,506,426	31,098,379	30,993,981	31,364,373	31,545,721
End of period shares outstanding	30,139,594	30,829,895	30,805,474	30,742,532	31,223,450

First Charter Corporation and Subsidiaries	(NASDAQ:	FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	9/30/2002	6/30/2002	3/31/2002	12/31/2001	9/30/2001

INCOME STATEMENT
Interest income — taxable equivalent
Interest and fees on loans	$34,828	$33,600	$32,920	$35,735	$39,155
Interest on securities	15,340	16,239	16,543	15,764	15,898
Other interest income	50	38	32	129	62

Total interest income — taxable equivalent	50,218	49,877	49,495	51,628	55,115

Interest expense
Interest on deposits	12,498	12,694	13,749	16,781	19,704
Other interest expense	8,319	8,131	7,741	7,571	8,122

Total interest expense	20,817	20,825	21,490	24,352	27,826

Net interest income — taxable equivalent	29,401	29,052	28,005	27,276	27,289
Less: Taxable equivalent adjustment	436	444	455	462	466

Net interest income	28,965	28,608	27,550	26,814	26,823
Provision for loan losses	1,750	2,240	2,105	1,200	1,325

Net interest income after provision for loan losses	27,215	26,368	25,445	25,614	25,498

Noninterest income
Service charges on deposit accounts	4,689	4,781	4,665	4,255	3,689
Financial management income	566	679	668	339	569
Gain on sale of securities	1,416	989	3,763	1,026	824
Income (loss) from equity method investments	(2,525)	23	(2,959)	(524)	73
Mortgage loan fees	504	409	407	723	662
Brokerage services income	640	420	637	356	476
Insurance services income	2,313	2,114	2,231	1,866	1,959
Trading gains	298	322	420	1,530	829
Other noninterest income	829	1,957	1,096	1,612	1,275

Total noninterest income	8,730	11,694	10,928	11,183	10,356

Noninterest expense
Salaries and employee benefits	11,988	13,208	12,897	12,501	11,206
Occupancy and equipment	3,839	4,184	4,241	3,804	3,434
Data processing	758	828	622	615	601
Marketing	630	634	640	575	593
Postage and supplies	967	1,078	1,189	1,155	1,340
Professional services	1,393	1,719	1,662	2,531	1,614
Telephone	461	568	546	448	576
Amortization of intangibles	327	328	339	466	472
Other noninterest expense	1,616	1,775	2,420	2,671	2,056

Total noninterest expense	21,979	24,322	24,556	24,766	21,892

Income before taxes	13,966	13,740	11,817	12,031	13,962
Income taxes	3,813	3,751	3,226	3,881	4,502

Net income	$10,153	$9,989	$8,591	$8,150	$9,460

EARNINGS PER SHARE DATA
Basic	$0.33	$0.32	$0.28	$0.26	$0.30
Diluted	0.33	0.32	0.28	0.26	0.30
Dividends paid on common shares	0.185	0.180	0.180	0.180	0.180

PERFORMANCE RATIOS
Return on average assets	1.12%	1.15%	1.03%	1.00%	1.18%
Return on average equity	12.09	12.42	10.82	9.88	11.72
Efficiency — taxable equivalent (*)	59.86	61.18	69.82	66.16	59.46
Noninterest income as a percentage of total income	23.16	29.02	28.40	29.43	27.85
Equity as a percentage of total assets	8.76	9.28	8.92	9.28	9.78
Average earning assets as a percentage of average assets	92.33	92.21	91.58	92.56	92.86
Average loans as a percentage of average deposits	95.27	93.26	90.82	91.15	92.38

	As of / For the Quarter Ended

	9/30/2002	6/30/2002	3/31/2002	12/31/2001	9/30/2001

SCHEDULE OF OTHER ITEMS INCLUDED IN EARNINGS
Noninterest income
Equity portfolio repositioning gains	$509	$436	$834	$—	$—
Fixed income portfolio repositioning gains	—	195	2,070	—	—
Equity investment write down	—	—	(20)	—	—
Equity method income (loss)	(2,525)	23	(2,959)	(524)	73
Gain on sale of properties	—	1,013	—	287	129
Noninterest expense
Amortization of intangibles	(327)	(328)	(339)	(466)	(472)

Total other items	$(2,343)	$1,339	$(414)	$(703)	$(270)

Other items, net of tax	$(1,703)	$974	$(301)	$(479)	$(183)

Notes:	Applicable ratios are annualized.
* — Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ:	FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	9/30/2002	6/30/2002	3/31/2002	12/31/2001	9/30/2001

BALANCE SHEET
ASSETS:
Cash and due from banks	$85,811	$93,287	$89,611	$134,084	$79,288
Federal funds sold	3,570	948	1,363	1,161	—
Interest earning bank deposits	9,849	16,513	16,984	6,220	3,194
Securities available for sale	1,212,742	1,104,995	1,107,939	1,076,324	1,133,333
Loans
Commercial	1,167,866	1,130,425	1,114,469	1,099,353	1,137,570
Real estate	624,605	574,761	536,919	500,943	511,357
Home equity	296,073	270,282	241,078	228,169	212,763
Installment	153,351	150,351	137,271	126,621	125,707

Total loans	2,241,895	2,125,819	2,029,737	1,955,086	1,987,397
Less: Unearned income	(225)	(254)	(277)	(191)	(227)
Allowance for loan losses	(27,411)	(27,213)	(26,576)	(25,843)	(28,221)

Loans, net	2,214,259	2,098,352	2,002,884	1,929,052	1,958,949

Other assets	173,983	176,160	186,839	185,896	174,106

Total assets	$3,700,214	$3,490,255	$3,405,620	$3,332,737	$3,348,870

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$302,584	$282,324	$257,864	$276,699	$262,331
Interest checking and savings	407,019	390,270	383,145	378,341	370,120
Money market deposits	299,456	295,243	298,574	286,653	274,697
Time deposits	1,304,729	1,295,122	1,270,725	1,221,252	1,256,651

Total deposits	2,313,788	2,262,959	2,210,308	2,162,945	2,163,799
Other borrowings	1,004,836	847,752	836,769	808,512	806,141
Other liabilities	57,355	55,493	54,798	51,939	51,357

Total liabilities	3,375,979	3,166,204	3,101,875	3,023,396	3,021,297

Total shareholders’ equity	324,235	324,051	303,745	309,341	327,573

Total liabilities and shareholders’ equity	$3,700,214	$3,490,255	$3,405,620	$3,332,737	$3,348,870

SELECTED AVERAGE BALANCES
Loans	$2,170,961	$2,080,227	$1,983,455	$1,977,638	$1,973,373
Securities	1,129,206	1,130,552	1,101,683	1,001,763	977,176
Interest earning assets	3,311,707	3,219,752	3,093,516	3,005,225	2,957,440
Assets	3,586,969	3,491,868	3,377,791	3,246,863	3,184,788
Deposits	2,278,758	2,230,620	2,183,990	2,169,743	2,136,217
Interest bearing liabilities	2,914,391	2,859,137	2,756,185	2,605,572	2,565,744
Shareholders’ equity	333,165	322,508	321,966	327,410	320,242

First Charter Corporation and Subsidiaries	(NASDAQ:	FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	9/30/2002	6/30/2002	3/31/2002	12/31/2001	9/30/2001

ASSET QUALITY ANALYSIS
Allowance for Loan Losses
Beginning balance	$27,213	$26,576	$25,843	$28,221	$28,049
Provision for loan losses	1,750	2,240	2,105	1,200	1,325
Allowance related to loans sold	(322)	—	—	—	—
Charge-offs	(1,517)	(1,778)	(1,557)	(3,719)	(1,372)
Recoveries	287	175	185	141	219

Net charge-offs	(1,230)	(1,603)	(1,372)	(3,578)	(1,153)

Ending balance	$27,411	$27,213	$26,576	$25,843	$28,221

Nonperforming Assets and Loans 90 days or more past due accruing interest
Nonaccrual loans	$24,418	$30,656	$27,558	$23,824	$26,502
Other real estate	9,675	8,367	7,208	8,049	3,067

Total nonperforming assets	34,093	39,023	34,766	31,873	29,569

Loans 90 days or more past due accruing interest	—	—	38	152	114

Total	$34,093	$39,023	$34,804	$32,025	$29,683

Asset Quality Ratios
Nonaccrual loans as a percentage of total loans	1.09%	1.44%	1.36%	1.22%	1.33%
Nonperforming assets as a percentage of total assets	0.92	1.12	1.02	0.96	0.88
Nonperforming assets as a percentage of total loans and other real estate	1.51	1.83	1.71	1.62	1.49
Net charge-offs as a percentage of average loans (annualized)	0.22	0.31	0.28	0.72	0.23
Allowance for loan losses as a percentage of loans	1.22	1.28	1.31	1.32	1.42
Ratio of allowance for loan losses to:
Net charge-offs	5.62x	4.23x	4.78x	1.82x	6.17x
Nonaccrual loans	1.12	0.89	0.96	1.08	1.06

		As of / For the Nine Months Ended		Increase (Decrease)

		9/30/2002	9/30/2001	Amount	Percentage

Allowance for Loan Losses
Beginning balance		$25,843	$28,447	$(2,604)	(9.2)%
Provision for loan losses		6,095	3,265	2,830	86.7
Allowance related to loans sold and securitized		(322)	(417)	95	(22.8)
Charge-offs		(4,852)	(3,687)	(1,165)	31.6
Recoveries		647	613	34	5.5

Net charge-offs		(4,205)	(3,074)	(1,131)	36.8

Ending balance		$27,411	$28,221	$(810)	(2.9)%

Asset Quality Ratios
Net charge-offs as a percentage of average loans (annualized)		0.27%	0.21%
Ratio of allowance for loan losses to net charge-offs (annualized)		4.88x	6.87x

	For the Quarter Ended

	9/30/2002	6/30/2002	3/31/2002	12/31/2001	9/30/2001

ANNUALIZED INTEREST YIELDS / RATES (*)
Interest income:
Yield on loans	6.36%	6.48%	6.73%	7.17%	7.87%
Yield on securities	5.43	5.75	6.01	6.29	6.51

Yield on interest earning assets	6.03	6.21	6.46	6.83	7.41

Interest expense:
Cost of interest bearing deposits	2.49	2.58	2.89	3.50	4.15
Cost of borrowings	3.57	3.67	3.80	4.27	4.72

Cost of interest bearing liabilities	2.83	2.92	3.16	3.71	4.30

Interest rate spread	3.20	3.29	3.30	3.12	3.11

Net yield on earning assets	3.54%	3.61%	3.64%	3.62%	3.68%

Notes:	Applicable ratios are annualized.
* — Fully taxable equivalent yields.